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                                                                  Exhibit 10.86a

                                              February 6, 1996

Mr. John Moore
3329 Michigan Boulevard
Racine, Wisconsin 53402

                                                   RE: Resignation

Dear John:

Pursuant to our prior conversations, I acknowledge receipt and acceptance of your resignation, effective January 26, 1996, from your employment position with Western Publishing Company, Inc. and its subsidiaries (collectively, the "Company"). By your countersignature of the enclosed duplicate original of this letter agreement and the return thereof to the undersigned, you will acknowledge your acceptance of the within terms and conditions which apply to such resignation.

1. Agreement of May 1, 1995. (the "Employment Agreement"). You hereby recognize that your resignation is being offered and accepted with the knowledge on your part of a possible impending "change of control", as such term is defined in the Employment Agreement. Your release of the Company and others pursuant to Paragraph 10 below is hereby acknowledged by you to include, without limitation, any claim you might have for change of control benefits, salary beyond January 26, 1996, guaranteed or other bonus payments, and other benefits and perquisites available to senior executives of the Company payable after such date and as the same may be described in the Employment Agreement. The Company hereby acknowledges that you will use your best efforts to have your now-current employer fund your liability to the Company pursuant to that certain Employee Reimbursement Agreement by and between you and the Company dated May 30, 1995, but that failing agreement by Mindscape, Inc. to accept this liability, you shall not be personally liable for any portion of the expense thereof.

2. Stock Options. Effective January 25, 1996, all stock options previously granted to you and remaining outstanding as indicated in your existing Stock Option Certificate (the "Option Agreement") are canceled. Simultaneously with such cancellation, and with the already received approval of the Stock Option Committee of the Board of Directors of Western Publishing Group, Inc. ("Group"), a new Stock Option Certificate (the "New Certificate") will be issued to you in a form identical to the Option Agreement in all material respects except; (i) the New Certificate shall provide that the options shall vest immediately; and
(ii) the New

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Certificate shall allow you to exercise all or any portion of such option rights on or before May 30, 1997. The New Certificate will be delivered to you within five business days of the full execution of this agreement, but shall be deemed immediately effective. Neither your resignation nor the issuance of the New Certificate shall relieve you of your continuing obligations to report your trading of such options and the derivative shares thereto on the appropriate forms issued from time to time by the Securities and Exchange Commission for the period prescribed by law.

3. Other Benefits. In lieu of all other benefits which may otherwise be due you, the Company hereby agrees to provide you with only the benefits required by law, including, without limitation, those described on the attached letter dated February 6, 1996 from Patrick A. Hoffman, the Company's Director of Corporate Benefits.

4. Vacation. You hereby agree that you shall be due no payments for accrued vacation pay.

5. Non-Compete and Co-Operation. In consideration of the Company's execution hereof, you agree that during the twenty-four (24) month period commencing with January 26, 1996 (the "Non-Compete Period"), you shall not, without the Company's express prior written consent, directly or indirectly, either as an employee, employer, consultant, agent, owner, lender or in any other individual or representative capacity, engage in the business of commercial printing services or the publication, development, distribution, sale or marketing of children's books or puzzles or children's toys with a significant element of publishing or printing attendant thereto, or any other product similar to those produced by the Company and intended primarily to provide entertainment for, or education of children. Further, neither you nor any of your successor employers will solicit or induce any Company employee or consultant to leave their employment or terminate their relationship with the Company during the twenty-four (24) month period commencing with the effective date of your resignation. Notwithstanding the above, the Company hereby acknowledges that during the Non-Compete Period you will, as part of your normal day-to-day duties with Mindscape, Inc., participate in the publication, distribution, sale and/or marketing of certain children's products that are in distribution by Mindscape, or by parent and/or sister subsidiary companies as of February 6, 1996. Your participation in activities involving

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properties already in distribution will not constitute a violation of this paragraph 5.

6. Trade Secrets and Proprietary Information. You agree that you will not hereafter disclose to anyone other than Company representatives, nor use in any way, the Company's trade secrets, records, processes, including without limitation, manufacturing processes, compilations of information, specifications, customer lists, product or product development information, marketing plans or any other confidential information or knowledge pertaining to the Company's business, or that of any of its affiliates or subsidiaries, obtained by you during your employment with the Company. You further represent that you will promptly return all Company equipment, documents and records in your possession. Nothing in this agreement shall be deemed to abridge or remove any of the Company's rights or your duties, arising by operation of law or a prior written agreement signed by you regarding non-disclosure of such trade secrets or confidential information. Further, you and the Company agree neither will disparage the other in any manner.

7. Injunctive Relief. You agree that any breach by you of the covenants contained in this agreement will result in material, irreparable and continuing injury to the Company for which there is no adequate remedy at law and, therefore, entitling it to injunctive relief without the necessity of posting a bond or other security including, but not limited to, a temporary restraining order, preliminary injunction and a permanent injunction restraining you from engaging in activities prohibited hereby. If a court determines that injunctive relief is appropriate, then you acknowledge that the duration of such injunctive relief may be extended by the court beyond the original dates stated in this agreement. Nothing herein shall be construed to prohibit the Company from availing itself of any other remedy and all remedies available to it are cumulative. It is further agreed that, upon the breach of any covenant of this agreement by you, the Company shall have the right to immediately revoke any or all of the stock options outstanding under the New Certificate.

8. Confidentiality. You agree that this letter agreement and all its terms and provisions are strictly confidential and shall not be divulged or disclosed in any way to any person other than your spouse, legal counsel or your successor employers ("New Employer") if you so desire, and that you will protect the confidentiality of the agreement in all regards. Should you choose to divulge the terms and conditions of this agreement to

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your spouse, legal counsel or New Employer, you shall insure that they will be similarly bound to protect its confidentiality. A breach of this paragraph by your spouse, counsel or New Employer, shall be considered a breach by you. These provisions regarding confidentiality shall not apply to those disclosures you are obligated to make pursuant to subpoena or similar process issued by a court, administrative body or similar tribunal of appropriate jurisdiction in connection with an action or proceeding pending before it, so long as you promptly advise us of such subpoena or inquiry so as to provide us with the opportunity to seek a protective order.

9. Other Claims. You represent that you have not filed any pending complaint, charge, claim or grievance against the Company with any local, state or federal agency, court or commission, that you will not do so at any time hereinafter, and that if any agency, commission or court assumes jurisdiction of any such complaint or charge on your behalf, you will request that agency, commission or court to dismiss such proceeding.

10. Release. As a material inducement to the Company and you to enter into this agreement, you and the Company hereby irrevocably and unconditionally release, acquit and forever discharge the other and its respective successors, assigns, agents, directors, officers, employees, representatives, divisions, departments, parent corporation and affiliates, if any, and all other persons acting by, through, or in concert with any of them (collectively "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, actions, damages, expenses (including attorneys' fees and costs actually incurred), or rights of any and every kind or nature, accrued or unaccrued, known or unknown, which either may have or claim to have against the Releasees arising from your employment by the Company other than those continuing obligations explicitly set forth herein. This release pertains to but is in no way limited to all claims you may make for benefits under the Employment Agreement. This release further pertains to but is no way limited to rights and claims under the Age Discrimination In Employment Act of 1967 (29 U.S.C.
Section 621 et.seq.), the Wisconsin Fair Employment Act, Title VII of the Civil Rights Act and the American With Disabilities Act.

11. Successors and Assigns. This agreement shall be binding upon you and upon your heirs, administrators, executors, successors and assigns and shall inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors, successors and assigns.

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12. Indemnity. As a further material inducement to each party to enter into this agreement, each hereby agrees to indemnify and hold the other party and all of the Releasees harmless from and against any and all loss, cost, damage or expense, including without limitation, reasonable attorneys' fees incurred by Releasees, arising directly or indirectly out of the breach of this agreement.

13. Construction and Venue. This letter agreement is to be interpreted under the laws of the State of New York, except without regard to such State's conflict of laws provisions. The parties hereto hereby agree to litigate any dispute pertaining to this letter agreement or the Employment Agreement or any other matter concerning your employment by the Company in the Federal District Court for the Southern District of New York or, should you hereafter become a resident of the State of New York, in the Supreme Court for the County of New York, State of New York.

14. Entire Agreement. The parties understand and agree that this agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions of the severance of your employment position with the Company, that no representations or commitments were made by the parties to induce this agreement other than as expressly set forth herein and that this agreement is fully understood by the parties. You further represent that you have had the opportunity and time to consult with legal counsel concerning the provisions of this agreement and that you have been given twenty-one (21) days within which to execute the agreement. This agreement may not be modified or supplemented except by subsequent written agreement by the parties hereto.

15. Severability. In the event that any provision of this agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, such court shall exercise its discretion in reforming such provision to the end that you shall be subject to covenants that are reasonable under the circumstances and enforceable by the Company, and it is the agreed-upon intent of the parties hereto that all remaining provisions of the agreement shall remain in full force and effect to the maximum extent permitted.

16. Ambiguities and Captions. Should a tribunal of competent jurisdiction determine that any ambiguities exist in this agreement, the agreement shall be interpreted as if each party had

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an equal hand in the drafting hereof. Captions are to be interpreted as supplied for the convenience of the parties with no effect on the meaning of this agreement or any part thereof.


17. Acknowledgement. You acknowledge that you have carefully read this document, that a copy of the document was available to you prior to execution, that you know and understand the provisions of

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the document and that you have signed the document as your own free act and deed.



         IN WITNESS WHEREOF, the parties herein executed this agreement as of the date appearing next to their signatures.

                       Western Publishing Company, Inc.

Date: 2/6/96                 By: /s/ Dale C. Gordon
                                 ------------------------------
                                 Dale C. Gordon, Vice President
                                 and General Counsel

           CAUTION; THIS IS A RELEASE. CONSULT WITH AN ATTORNEY AND
             READ IT BEFORE SIGNING. THIS AGREEMENT MAY BE REVOKED
                IN WRITING BY YOU WITHIN SEVEN (7) DAYS OF YOUR
                           EXECUTION OF THE DOCUMENT

                                      /s/ John Moore
                              ---------------------------------
                                        John Moore

                              Dated: 2/29/96

State of California )
                    ) ss.
County of Marin     )

         On this 29th day of February, 1996, John Moore appeared before me and, after being duly sworn, did say that he acknowledge this instrument to be his voluntary act.

                                        Megan Michele Samuelsen
                                       ---------------------------
                                       Notary Public for Mindscape
                                       My Commission: 1083878